Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 24, 2017, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended June 30, 2018. We consent to the incorporation by reference of said report in the Registration Statements of MISONIX, INC. on Forms S-8 (File No. 333-203944, File No. 333-188554, File No. 333-165088, File No. 333-130874, File No. 333-63166, File No. 333-78795, File No. 333-18907, File No. 333-73924 and File No. 333-219348) and Form S-3 (File No. 333-223878).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

September 13, 2018